Exhibit 99.1

CONSOL Energy Inc. Announces Early Tender Results and Pricing, Upsize and Initial Settlement of Tender Offer

PITTSBURGH, August 12, 2014 — CONSOL Energy Inc. (NYSE: CNX) (“CONSOL”) today announced the Early Tender Time (as defined below) results and the determination of the Total Consideration, as shown in the table below, for its previously announced modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to $200,000,000 (subject to increase, the “Tender Cap”) aggregate principal amount of its 8.25% senior notes due 2020 (the “2020 Notes”).

CONSOL also announced that it has increased the Tender Cap from $200,000,000 to $235,200,000. Except as described in this press release, all other terms of the Tender Offer as described in the Offer to Purchase (as defined below) remain unchanged.

On July 29, 2014, CONSOL commenced the Tender Offer in accordance with the terms and conditions set forth in the Offer to Purchase, dated July 29, 2014 (the “Offer to Purchase”) sent to holders of the 2020 Notes. Capitalized terms used in this press release and not defined herein have the meanings given to them in the Offer to Purchase.

As of 5:00 p.m., New York City time, on August 11, 2014 (the “Early Tender Time”), $943,559,000 aggregate principal amount of 2020 Notes were validly tendered and not validly withdrawn.

Select terms of the Tender Offer are described in the table below.

Title of Security	Aggregate Outstanding Principal Amount(1)	Principal Amount Tendered(2)	Total Consideration (Clearing Price)(3)(4)(5)
8.25% Senior Notes due 2020	$1,250,000,000	$943,559,000	$1,075.00

(1)	Aggregate principal amount outstanding as of July 29, 2014.
(2)	As of 5:00 p.m., New York City time, on August 11, 2014.
(3)	Per $1,000 principal amount of 2020 Notes accepted for purchase.
(4)	Includes the early tender premium of $30.00 per $1,000 principal amount of 2020 Notes (the “Early Tender Premium”).
(5)	Plus accrued and unpaid interest from the last interest payment date to, but not including, August 12, 2014.

CONSOL also announced the exercise of its early settlement right for all of its 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time. A total of $235,200,000 aggregate principal amount of the 2020 Notes were accepted for payment, and settlement is expected to occur on August 12, 2014.

Because the aggregate amount of 2020 Notes tendered exceeds the Tender Cap, the 2020 Notes will be accepted for purchase as provided in the Offer to Purchase:

•	first, by accepting the $206,468,000 aggregate principal amount of 2020 Notes validly tendered (and not validly withdrawn) with a bid price less than the Clearing Price; and

•	second, by accepting the $28,732,000 aggregate principal amount of 2020 Notes validly tendered (and not validly withdrawn) with a bid price equal to the Clearing Price.

Holders of 2020 Notes that have been accepted for purchase will receive the Total Consideration, which amounts to a total of $1,075.00 per $1,000 principal amount of 2020 Notes (including the Early Tender Premium), plus accrued and unpaid interest from the last interest payment date to, but not including, August 12, 2014.

The Withdrawal Deadline for the Tender Offer was 5:00 p.m., New York City time, on August 11, 2014, and has not been extended. The Tender Offer will expire at 11:59 p.m., New York City time, on August 25, 2014, unless extended by CONSOL in its sole discretion (such time, as the same may be extended, the “Expiration Time”). Unless CONSOL further increases the Tender Cap prior to the Expiration Time, no 2020 Notes tendered after the Early Tender Time shall be accepted for purchase pursuant to the Tender Offer.

All 2020 Notes tendered at prices in excess of the Clearing Price will be returned to tendering holders at CONSOL’s expense promptly following the Expiration Time.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated July 29, 2014, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, by calling (800) 848-3416 (US toll-free) or by emailing cnx@dfking.com.

Goldman, Sachs & Co. is acting as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (toll free).

None of CONSOL, its board of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2020 Notes or their respective affiliates is making any recommendation as to whether or not holders of the 2020 Notes should tender all or any portion of their 2020 Notes in the Tender Offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase dated July 29, 2014. The Tender Offer is not being made to holders of 2020 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

CONSOL is a Pittsburgh-based producer of natural gas and coal. CONSOL is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. Additional information may be found at www.consolenergy.com.

Cautionary Statements:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor:	Dan Zajdel at (724) 485-4169
Tyler Lewis at (724) 485-3157

Media:	Kate O’Donovan at (724) 485-3097
Brian Aiello at (724) 485-3078